     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 20, 2004.

                                                     REGISTRATION NO. 333-111157
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 5

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          IDENIX PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

               DELAWARE                                 2834                                45-0478605
   (State or other jurisdiction of          (Primary Standard Industrial                 (I.R.S. Employer
    incorporation or organization)          Classification Code Number)               Identification Number)

                              60 HAMPSHIRE STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 995-9800
   (Address Including Zip Code and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                             ---------------------

                         JEAN-PIERRE SOMMADOSSI, PH.D.
                          IDENIX PHARMACEUTICALS, INC.
                              60 HAMPSHIRE STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 995-9800
(Name, Address Including Zip Code and Telephone Number, Including Area Code, of
                               Agent for Service)

                             ---------------------

                                   COPIES TO:

        SUSAN W. MURLEY, ESQ.                 ANDREA J. CORCORAN, ESQ.             ROBERT M. THOMAS, JR., ESQ.
        STEVEN D. SINGER, ESQ.            EXECUTIVE VICE PRESIDENT, LEGAL            SULLIVAN & CROMWELL LLP
       WILMER CUTLER PICKERING                   AND ADMINISTRATION                      125 BROAD STREET
          HALE AND DORR LLP                 IDENIX PHARMACEUTICALS, INC.             NEW YORK, NEW YORK 10004
           60 STATE STREET                      60 HAMPSHIRE STREET                       (212) 558-4000
     BOSTON, MASSACHUSETTS 02109           CAMBRIDGE, MASSACHUSETTS 02139           FACSIMILE: (212) 558-3588
            (617) 526-6000                         (617) 995-9800
      FACSIMILE: (617) 526-5000              FACSIMILE: (617) 995-9801

                             ---------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ---------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

     This amendment no. 5 to the registrant's registration statement on Form S-1 (Registration No. 333-111157) is being filed solely for the purpose of filing an exhibit, and no changes or additions are being made hereby to the prospectus that forms a part of the registration statement. Accordingly, the prospectus is being omitted from this filing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of our common stock being registered. All amounts are estimates, other than the SEC registration fee and the NASD fee.

SEC registration fee........................................  $   13,500
National Association of Securities Dealers Inc. fee.........      10,500
NASDAQ National Market listing fee..........................     125,000
Accountants' fees and expenses..............................     350,000
Legal fees and expenses.....................................     900,000
Blue Sky fees and expenses..................................      51,000
Transfer Agent's fees and expenses..........................       5,000
Printing and engraving expenses.............................     400,000
Miscellaneous...............................................      20,000
                                                              ----------
  Total expenses............................................  $1,875,000
                                                              ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually or reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Our restated certificate of incorporation states that our directors will not have personal liability for monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty. We also carry liability insurance covering each of our directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Set forth below is information regarding common stock and preferred stock issued, and options and warrants granted, by us since January 1, 2001. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission under which exemption from registration was claimed.

     (a) ISSUANCE OF CAPITAL STOCK

     1. On March 16, 2001, we sold an aggregate of 40,000 shares of our common stock at a per share purchase price of $0.001 to Earl Kern, Josef Moravek, Marie Warburg and Pierre-Philippe Barkats.

     2. On April 24, 2001, we issued and sold 7,676,769 shares of our series C convertible preferred stock to four existing stockholders and 11 new investors for an aggregate purchase price of $38,000,000. In connection with this transaction, we also issued to the purchasers warrants to purchase up to an aggregate of 4,606,060 shares of our common stock, for which no additional consideration was paid. The investors who participated in that offering were BB BioVentures L.P., MPM BioVentures Parallel Fund, L.P., MPM Asset Management Investors 1998 LLC, Nomura International plc, Credit Suisse First Boston Equity Partners, L.P., Credit Suisse First Boston Equity Partners (Bermuda), L.P., Credit Suisse First Boston U.S. Executive Advisors, L.P., EMA Private Equity Fund 2000, L.P., EMA Partners Fund 2000, Hanseatic Americas LDC, Novartis International AG, Biomedical Sciences Investment Fund Pte Ltd., Adroit Private Equity AG, Bank of America Investment Corporation and Swan Private Equity Verwaltungs GmbH.

     3. On June 28, 2001, we issued and sold 1,212,121 shares of our series C convertible preferred stock to two existing stockholders and one new investor for an aggregate purchase price of $6,000,000. In connection with this transaction, we also issued to the purchasers warrants to purchase up to an aggregate of 727,272 shares of common stock, for which no additional consideration was paid. The investors who participated in that offering were TVM V Life Science Venture GmbH & Co. KG, TVM Medical Ventures GmbH and KB Lux Venture Capital Fund -- Biotechnology.

     4. On May 30, 2002, we sold an aggregate of 10,000 shares of our common stock at a per share price of $0.001 to Alexandra Goll, Helmut Schuhsler, Friedrich Bornikoel, Bernd Siebel and John DiBello.

     5. On May 8, 2003, we issued an aggregate of 28,395,964 shares of common stock upon conversion of our outstanding shares of series A convertible preferred stock, series B convertible preferred stock and series C convertible preferred stock, including 1,537,725 shares of common stock as payment of accrued but unpaid dividends in the amount of approximately $17,700,000.

     6. On May 15, 2004, we issued an aggregate of 50 shares of common stock to Novartis pursuant to the stockholders' agreement at a per share purchase price of $0.001.

     7. On July 13, 2004, we issued an aggregate of 58 shares of common stock to Novartis pursuant to the stockholders' agreement at a per share purchase price of $0.001.

     No underwriters were involved in the foregoing sales of securities. The securities described in this paragraph (a) of Item 15 were issued to a combination of foreign and U.S. investors in reliance upon exemptions from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of our convertible preferred stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from such registration.

     (b) GRANTS OF STOCK OPTIONS

     The Registrant's Amended and Restated 1998 Equity Incentive Plan was adopted by the board of directors and approved by the stockholders in June 1998. As of June 30, 2004 options to purchase 3,079,477 shares of common stock remain outstanding at a weighted average exercise price of $6.59 per share.

     The issuance of stock options and the common stock issuable upon the exercise of such options as described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

     All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) EXHIBITS. See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

     (b) FINANCIAL STATEMENT SCHEDULES.  None.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

     (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment no. 5 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on July 20, 2004.


                                          IDENIX PHARMACEUTICALS, INC.


                                          By:      /s/ ANDREA J. CORCORAN
                                            ------------------------------------
                                            Andrea J. Corcoran
                                            Executive Vice President Legal and
                                              Administration

     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 5 to registration statement has been signed by the following persons in the capacities and on the dates indicated:



                    SIGNATURE                                     TITLE(S)                     DATE
                    ---------                                     --------                     ----
*                                                    Chairman, President and Chief         July 20, 2004
------------------------------------------------     Executive Officer (Principal
Jean-Pierre Sommadossi                               Executive Officer)


*                                                    Chief Financial Officer and           July 20, 2004
------------------------------------------------     Treasurer (Principal Financial and
David A. Arkowitz                                    Accounting Officer)


*                                                    Director                              July 20, 2004
------------------------------------------------
Charlene Barshefsky


*                                                    Director                              July 20, 2004
------------------------------------------------
Charles W. Cramb


*                                                    Director                              July 20, 2004
------------------------------------------------
Thomas Ebeling


*                                                    Director                              July 20, 2004
------------------------------------------------
Ansbert Gadicke


*                                                    Director                              July 20, 2004
------------------------------------------------
Wayne T. Hockmeyer


*                                                    Director                              July 20, 2004
------------------------------------------------
Thomas R. Hodgson

                    SIGNATURE                                     TITLE(S)                     DATE
                    ---------                                     --------                     ----

*                                                    Director                              July 20, 2004
------------------------------------------------
Robert E. Pelzer


*                                                    Director                              July 20, 2004
------------------------------------------------
Denise Pollard-Knight


 *By:   /s/ ANDREA J. CORCORAN
        ------------------------------------------
        Name: Andrea J. Corcoran
        Title:  Executive Vice President,
               Legal and Administration

                                 EXHIBIT INDEX


EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
   1.1*       Form of Underwriting Agreement.
   3.1*       Restated Certificate of Incorporation.
   3.2*       Form of Certificate of Amendment of Restated Certificate of
              Incorporation to be effective immediately prior to the
              effectiveness of this Registration Statement.
   3.3*       By-laws, as amended (previously filed as Exhibit 3.4).
   3.4*       Form of Amended and Restated Bylaws, to be effective upon
              the closing of the offering
   4.1*       Specimen certificate evidencing the common stock.
   5.1        Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, as to
              the legality of the common stock.
  10.1*       Amended and Restated 1998 Equity Incentive Plan.
  10.2*       Lease Agreement, dated October 15, 1998, by and between
              Idenix (Massachusetts) Inc. and CambridgePark One Limited
              Partnership, as amended by the First Amendment to Lease,
              dated as of September 1, 2001.
  10.3*       Lease Agreement, dated as of August 22, 2001, by and between
              Idenix (Massachusetts) Inc. and West Cambridge Sciences
              Park.
  10.4*       Amended and Restated Lease of Premises at 60 Hampshire
              Street, Cambridge, Massachusetts, dated as of October 28,
              2003, by and between Idenix (Massachusetts) Inc. and BHX,
              LLC, as trustee of 205 Broadway Realty Trust.
  10.5*       Employment Agreement, dated as of May 6, 2003, by and
              between the registrant and Jean-Pierre Sommadossi.
  10.6*       Employment Agreement, dated May 8, 2003, by and between the registrant and Andrea Corcoran.
  10.7*       Employment Agreement, dated May 8, 2003, by and between the registrant and James Egan.
  10.8*       Employment Agreement, dated May 8, 2003, by and between the registrant and Nathaniel Brown.
  10.9*       Employment Agreement, dated May 8, 2003, by and between the registrant and David Shlaes.
  10.10*      Employment Agreement, dated July 28, 2003, by and between
              the registrant and Guy Macdonald.
  10.11*      Employment Agreement, dated December 1, 2003, by and between the registrant and David Arkowitz.
  10.12*      Separation Agreement, dated as of July 16, 2003, by and
              between the registrant and John Dunphy.
  10.13*      Final Settlement Agreement, dated March 26, 2003, by and
              between the registrant and Sumitomo Pharmaceuticals Co.,
              Ltd.
  10.14+*     Restated and Amended Cooperative Agreement, dated as of May
              8, 2003, by and among Idenix SARL and Le Centre National de la Recherche Scientifique, L'Universite Montpellier II and
              Novartis Pharma AG. (English Translation) (supersedes
              previously filed Exhibit 10.14 filed with this Registration
              Statement on December 15, 2003).
  10.15+*     License Agreement, dated as of June 20, 1998, by and among the registrant, TherapX Pharmaceuticals, L.L.C. and Raymond
              Schinazi (supersedes previously filed Exhibit 10.15 filed
              with this Registration Statement on December 15, 2003).
  10.16+*     Cooperative Antiviral Research Activity Agreement, dated
              January 4, 1999 (the "Cooperative Agreement"), by and
              between Idenix SARL and the University of Cagliari.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
  10.17+*     License Agreement, dated as of December 14, 2000 (the
              "License Agreement"), between the registrant and the
              University of Cagliari.
  10.18+*     Letter Agreement, dated April 10, 2002, by and between
              Idenix SARL and the University of Cagliari, amending the
              Cooperative Agreement and License Agreement (supersedes
              previously filed Exhibit 10.18 filed with this Registration
              Statement on December 15, 2003).
  10.18.1+*   Agreement, dated June 30, 2004, by and among the registrant,
              Idenix SARL and the University of Cagliari (supersedes
              previously filed Exhibit 10.18.1 filed with this
              Registration Statement on July 6, 2004).
  10.18.2*    Collaborative Activities Agreement, dated March 22, 2004, by and between the registrant and the University of Cagliari, as amended June 30, 2004 (English translation).
  10.19*      Letter Agreement, dated May 8, 2003, by and among the
              registrant, Idenix SARL, Novartis Pharma AG and the
              University of Cagliari, amending the Cooperative Agreement and License Agreement.
  10.20*      Master Services Agreement, dated May 27, 1999, between
              Idenix (Massachusetts), Inc. and Quintiles Scotland Ltd.
  10.21+*     Master Services Agreement, dated February 25, 2003, by and between the registrant and Quintiles, Inc.
  10.22*      Multiproject Development and Supply Agreement, dated as of
              December 20, 2001, by and among the registrant, Idenix SARL and Clariant Life Science Molecules (Missouri) Inc.
  10.23+*     Agreement, dated as of May 1, 2003, between Idenix (Cayman)
              Limited and Microbiologica Quimica E Farmaceutica Ltda
              (supersedes previously filed Exhibit 10.23 filed with this
              Registration Statement on December 15, 2003).
  10.24+*     Development, License and Commercialization Agreement, dated as of May 8, 2003, by and among the registrant, Idenix
              (Cayman) Limited and Novartis Pharma AG, as amended on April
              30, 2004 (supersedes previously filed Exhibit 10.24 filed
              with this Registration Statement on December 15, 2003).
  10.25+*     Master Manufacturing and Supply Agreement, dated as of May
              8, 2003, by and between Idenix (Cayman) Limited and Novartis
              Pharma AG.
  10.26*      Form of Amended and Restated Stockholders' Agreement to be
              effective upon the closing of the offering, by and among the registrant, Novartis Pharma AG and the stockholders
              identified on the signature pages thereto.
  10.27+*     Stock Purchase Agreement, dated as of March 21, 2003, by and among the registrant, Novartis Pharma AG and the
              stockholders identified on the signature pages thereto
              (supersedes previously filed Exhibit 10.27 filed with this
              Registration Statement on December 15, 2003).
  10.28*      Letter Agreement, dated as of March 21, 2003, by and between the registrant and Novartis Pharma AG.
  10.29*      Consulting Agreement, dated as of April 24, 2000, by and
              between the registrant and James Egan.
  10.30*      Form of Concurrent Private Placement Stock Purchase
              Agreement, by and between the registrant and Novartis Pharma
              AG.
  10.31*      License Agreement dated as of June 20, 1998 by and between the registrant and the UAB Research Foundation, as amended by that First Amendment Agreement, dated as of June 20,
              1998, and by that Second Amendment Agreement, dated as of
              July 16, 1999.
  10.32*      2004 Stock Incentive Plan.

EXHIBIT NO.                           DESCRIPTION
-----------                           -----------
  10.33*      Form of Par Value Stock Purchase Agreement by and between
              the registrant and Novartis Pharma AG.
  10.34*      Settlement Agreement, dated as of May 28, 2004, by and
              between the registrant, Jean-Pierre Sommadossi, the The
              Board of Trustees of the University of Alabama for itself
              and for the University of Alabama at Birmingham and the UAB
              Research Foundation.
  21.1*       List of Subsidiaries.
  23.1        Consent of PricewaterhouseCoopers LLP.
  23.2*       Consent of Wilmer Cutler Pickering Hale and Dorr LLP
              (included in Exhibit 5.1).
  24.1*       Powers of Attorney.


---------------
 * Previously filed.

 + Confidential treatment requested as to certain portions, which portions have been filed separately with the Securities and Exchange Commission.